Exhibit 99.1

The Coretec Group Resolves Closing Conditions to the Definitive Share Exchange Agreement with Core Optics

ANN ARBOR, MI / GLOBE NEWSWIRE / June 18, 2024 – The Coretec Group (OTCQB: CRTG), developers of silicon anode active materials for lithium-ion batteries and cyclohexasilane (CHS) for electric vehicles (EVs), cleantech, and emerging tech applications, today announced that the Company has resolved key closing conditions for the transaction with Core Optics, LLC, and that the transaction continues to progress.

On June 17, 2024, The Coretec Group entered into an agreement with Armistice Capital, LLC to repurchase all outstanding warrants held by Armistice at closing of the share exchange. The warrant agreement between Armistice and the Coretec Group which was entered into on March 2, 2021 contained certain conditions that would be triggered upon a fundamental transaction such as the pending share exchange agreement. The warrant repurchase agreement now satisfies these conditions.

The Coretec Group also settled another key closing condition regarding the Company’s outstanding Series A Preferred Stock that were issued over ten years ago. An agreement has been made with the majority holders of the preferred stock so that all outstanding Series A Preferred Stock will now be converted to shares at closing of the share exchange. As a result, the Series A Preferred Stock will be eliminated entirely, simultaneous to the closing of the share exchange agreement.

Core Optics, LLC continues to complete audit requirements and is working with TAAD LLP, a PCAOB registered firm to conduct the 2023 fiscal year audit as well as quarterly financial review. Since the signing of the share exchange agreement, Core Optics’ revenue continues to rapidly increase, as does its backlog of orders from the automotive market, exemplifying the Company’s market opportunity with Endurion. Korea is one of the leading countries in battery manufacturing and technology, and the Core Optics management team has close ties with battery manufacturers and will leverage those relationships to accelerate Endurion’s commercialization.

“Everyone involved in this transaction has been working diligently to close the deal, which we believe represents the best interests of both companies as well as their investors,” said Matthew Kappers, Chief Executive Officer of The Coretec Group. “Resolving these closing conditions is a major step in the process toward closing, and greatly improves our cap table. This sets the foundation for the combined company to excel forward.”

About The Coretec Group

The Coretec Group, Inc. is an Ann Arbor, Michigan-based developer of engineered silicon and is using its expertise to develop silicon anodes for lithium-ion batteries that will charge faster and last longer. This program is called Endurion. Silicon has the theoretical ability to hold up to 10x the amount of lithium-ions as compared to traditional graphite. Through its proprietary micron and nanoparticle approach, Endurion is loading silicon into the battery anode. A modest increase in silicon will be a game changer that will revolutionize the EV market as well as other energy storage applications.

Additionally, the Company is using its engineered silicon to develop a portfolio of other energy-focused products, including solid-state lighting (LEDs), semiconductors, and printable electronics. Coretec continues to develop CSpace, its 3D volumetric display technology with a wide array of applications including medical imaging, automotive, and others.

For more information, please visit thecoretecgroup.com.

About Core Optics

Core Optics LLC, a Virginia limited liability company, runs its operations through its Korean subsidiary, Core Optics Co., Ltd. Core Optics Co., Ltd. was established in 2023 after acquiring a compact camera module testing equipment product line. It is renowned for its involvement in a high-value enterprise centered around the production and distribution of inspection equipment tailored for compact camera modules (CCM) used in smartphones and automobiles.

For more information, please visit https://www.coreoptics.us/.

Follow The Coretec Group on

X – @CoretecGroupInc

LinkedIn – www.linkedin.com/company/24789881

YouTube – www.youtube.com/channel/UC1IA9C6PoPd1G4M7B9QiZPQ/featured

Forward-Looking Statements

The statements in this press release that relate to The Coretec Group’s expectations with regard to the future impact on the Company’s results from operations are forward-looking statements and may involve risks and uncertainties, some of which are beyond our control. Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission. Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the Company’s actual results may differ materially from expected results. We make no commitment to disclose any subsequent revisions to forward-looking statements. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.

Corporate Contact:

The Coretec Group, Inc.
Lindsay McCarthy
info@thecoretecgroup.com
+1 (866) 916-0833

Media Contact:

Spencer Herrmann
FischTank PR
coretec@fischtankpr.com
+1 (518) 669-6818